Exhibit 10.24

OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the 3rd day of October, 2003, between NDSU Research and Technology Park, Inc., a North Dakota non-profit corporation (“NDSURTP”), whose address is 1735 NDSU Research Park Drive, Fargo, North Dakota 58102, and Alien Technology Corporation, a California corporation (“Alien”), whose post office address is 18220 Butterfield Boulevard, Morgan Hill, California, 95037.

1. GRANT OF OPTION: In consideration of and subject to the agreements and obligations set forth below, NDSURTP grants the exclusive right and option to Alien to lease the entire tract of land being hereinafter described as follows (the “Option Property”):

Lot 5, Block 1, NDSU Research and Technology Park Second

Addition to the City of Fargo, Cass County, North Dakota.

2. OPTION MONEY: Upon the execution of this Agreement, Alien has simultaneously paid to NDSURTP, the sum of US $1,000.00 as “Option Money.” In order to keep the option operative, Alien shall pay to NDSURTP, the sum of $1,000.00 on or before November 1, 2003 and the first day of each month thereafter through the option term and until rent becomes payable under the Lease between the parties. Alien’s failure to timely remit these payments, and the continuation of such failure for 5 days following written notice from NDSURTP, shall render this option null and void and NDSURTP shall be entitled to retain all Option Money thereto paid.

3. TERMS OF LEASE: The parties acknowledge that NDSURTP is currently negotiating a lease (“Ground Lease I”) with Renaissance Development LLC (“Renaissance”), whereby Renaissance will build certain improvements on Certain real property adjacent to the Option Property for use and occupancy by Alien. The parties anticipate Ground I Lease will be fully negotiated and executed by November 15, 2003. If Ground Lease I is negotiated and executed by NDSURTP and Renaissance on or prior to November 15, 2003, NDSURTP and Alien shall, for 60 days following the date of such execution and using Ground Lease I as the basis, negotiate in good faith for a final and definitive form of ground lease (“Ground Lease II”) representing the parties leasing arrangement in the event Alien executes its option under this Agreement. When Ground Lease II has been fully negotiated, the parties shall execute an amended and restated version of this Agreement, attaching thereto the definitive Ground Lease II form, which the parties shall, without condition, promptly execute should Alien exercise its option hereunder.

4. EXPIRATION DATE: The option herein granted shall be exercised, if at all, not later than December 31, 2005 at 5:00 P.M. The Option Money payments required hereunder shall continue from the date Alien exercises its option and through the earlier to occur of: (a) the date this Agreement terminates, or (b) the date Alien exercises its option. At Alien’s sole discretion, Alien shall have the right to terminate this Option Agreement, without cost or penalty beyond Option Money Payments before then due or paid, immediately upon delivery of written notice to NDSURTP.

5. METHOD OF EXERCISE: This option shall be exercised by written notice signed by Alien and provided to NDSURTP within the time frame of Section 4 above and in the manner provided for notices below. If Alien exercises the option, none of the Option Money shall be applied to sums it is obligated to pay under the Lease.

6. ACCESS TO OPTION PROPERTY: During the option period, Alien shall have the right to enter the Option Property for examination and soil testing at Alien’s own expense and for purposes of examining any matters Alien desires; provided, however: (a) any matters discovered as a result of such examination or testing shall not form the basis of terminating this Option Agreement; (b) Alien shall fully and immediately after any such examination restore the Option Property to a condition substantially similar to that which existed immediately prior to any such entry: (c) Alien shall indemnify, defend and hold NDSURTP harmless from and against any and all claims, suits, damages, liabilities, injuries, costs and expenses (including reasonable attorneys’ fees) arising out of or in any way related to any such entry.

7. FAILURE OF CERTAIN CONDITIONS: If: (a) NDSURTP and Renaissance do not execute Ground Lease I prior to November 15, 2003; (b) NDSURTP and Alien fail to reach definitive agreement on the terms and conditions for Ground Lease II within 60 days following the date Ground Lease I is executed; (c) or Alien fails to timely exercise its option; then in any such event, all Option Money shall be retained by NDSURTP, free of all claims of Alien, and, other than Alien’s obligations set out at Section 6, neither party shall have any further rights or claims against the other hereunder.

8. ASSIGNMENT: Alien may, with the consent of the NDSURTP (which consent shall not be unreasonably withheld), assign or transfer any or all of its rights under this Agreement to (a) an “affiliate” of Alien, or (b) an entity that will lease the Option Property from NDSURTP and construct “build-to-suit” improvements thereon for lease to Alien. In the event of an assignment, Alien shall nonetheless remain liable for all obligations hereunder.

9. AS-IS. Except as expressly provided otherwise in the Lease, the Option Property is being let in an “AS IS”, “WHERE IS” and “WITH ALL FAULTS AND VIRTUES” condition, with no express or implied representations or warranties by the

NDSURTP as to physical conditions, quality of construction, workmanship or fitness for any particular purpose or of any other nature whatsoever.

10. BROKERS: The parties represent and warrant to one another that neither has dealt with any realtor or broker that would be entitled to a commission as a result of entering into this Agreement or in the event Alien exercises its option hereunder.

11. ENTIRE AGREEMENT: This Option Agreement, and attached Exhibit A, contain the entire agreement between the parties, and neither party has relied upon any verbal or written representations or understandings not set forth herein, whether made by any agent or party hereof.

12. MISCELLANEOUS: The following general provisions govern this Agreement:

a.	Time of Essence. Time is of the essence of this Agreement and each provision thereof.

b.	Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing addressed as provided in the introductory paragraph of this Agreement, and shall be deemed duly given or made on the date of mailing by registered or certified mail, return receipt requested or on the date delivered by a nationally recognized overnight delivery service or messenger. Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party.

c.	Waiver of Rights. A party may waive any right conferred upon such party by this Agreement. Any such waiver may be made by, and only by, giving the other party written notice specifically describing the right waived.

d.	Amendment. This Agreement may only be amended by written instrument signed by both parties.

e.	Construction. The captions and headings of the various sections of this Agreement are for convenience only and are not to be construed as defining or as limiting in any way the scope or intent of the provisions hereof. Wherever the context requires or permits, the singular shall be the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable. This Agreement shall not be construed more strictly against one party then the other by virtue of the fact that it may have been drafted or prepared by one of the parties, it being recognized that both parties, and their respective legal counsel, have contributed substantially and materially to the preparation of this

Agreement. The remedies herein provided shall not be deemed exclusive, and in addition to any remedies herein expressly afforded a party, such party shall be entitled to all other remedies available at low in equity.

f.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto provided.

g.	Invalidity. If for any reason any section or provision of this Agreement shall be declared to be void or unenforceable by any court of law or equity, it shall only affect such particular section or provision of this Agreement and the balance of this Agreement shall remain in full force and effect upon the parties hereto.

h.	Counterparts/facsimile. This Option Agreement may be executed in counterparts, all of which when taken together shall constitute one original document. A photocopy of this Agreement containing a signature transmitted by facsimile shall be considered an original document and a facsimile-transmitted signature shall be deemed a party’s genuine and actual signature.

i.	Attorney’s Fees. If either party employs an attorney or attorneys to enforce any of the provisions hereof, the party prevailed against in any final judgment shall pay the other party all reasonable costs, charges, expenses, including reasonable attorney’s fees, expended or incurred in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

NDSU RESEARCH AND TECHNOLOGY PARK, INC.		ALIEN TECHNOLOGY CORPORATION

By:	/s/ Illegible	By:	/s/ Starvo Prodromou
Its:	Executive Director	Its:	Chief Executive Officer